Exhibit 99.1

QUAKE TECHNOLOGIES, INC.

AMENDED AND RESTATED STOCK OPTION PLAN 2000

AND FORM OF STOCK OPTION AGREEMENT

PLAN DESCRIPTION

1. Purpose of the Plan

The purpose of the Quake Technologies, Inc. Stock Option Plan is to develop the interest and incentive of eligible employees, directors and consultants of Quake Technologies, Inc. and its subsidiaries (the “Company”) in the Company’s growth and development by giving eligible employees, directors and consultants an opportunity to purchase common shares in the capital stock of the Company on a favourable basis, thereby advancing the interests of the Company, enhancing the value of the Common Shares for the benefit of all the shareholders and increasing the ability of the Company to attract and retain skilled and motivated individuals in the service of the Company.

The Board of Directors has approved the terms of this Plan.

2. Definitions

In this Plan:

(a)	“Associate” has the meaning assigned by the Rule, as amended from time to time;

(b)	“Board of Directors” means the board of directors of the Company;

(c)	“Committee” means the appropriate compensation committee appointed by the Board of Directors to administer the Plan. All references in the Plan to the Committee means the Board of Directors if no Committee has been appointed;

(d)	“Common Shares” means all of the issued and outstanding common shares of the Company or, in the event of an adjustment contemplated in Section 9 hereof, such other Common Shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;

(e)	“Consultant” means a service provider engaged to provide ongoing bona fide consulting services for the Company, spend a significant amount of their time and attention on the affairs and business of the Company and have a relationship with the Company that will permit them to be knowledgeable in respect of the business affairs of the Company;

(f)	“Date of Grant” means the date a Participant is granted an Option to purchase Option Shares;

(g)	“Director” means a person occupying the position of director on the Board of Directors;

(h)	“Employee” means an employee of the Company or its subsidiaries;

(i)	“Exchange” means the Nasdaq National Market or, if the Common Shares are not then listed and posted for trading on the Nasdaq National Market, on such stock exchange on which such shares are listed and posted for trading as may be selected by the Committee;

(j)	“Exercise Date” means the date the Company receives from the Participant a completed Stock Option Purchase Form with payment for the Option Shares being purchased;

(k)	“Fair Market Value” at any date in respect of the Common Shares shall be as determined by the Board of Directors from time to time based on the last price per share established in an arm’s length equity transaction or the Option Price of the last Options granted pursuant to the Plan, whichever is the more recent and more applicable, unless the Common Shares become listed and posted for trading on the Exchange, in which case the Fair Market Value shall be equal to the average closing price of the Common Shares on the Exchange for the three trading days ending on the trading day immediately preceding the Date of Grant;

(l)	“Insider” means:

(i)	an insider of the Company as defined by the Securities Act (Ontario) as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii)	an Associate of any person who is an insider by virtue of clause (i) of this definition;

(m)	“Option” means an option to purchase Common Shares from the treasury of the Company granted to a Participant;

(n)	“Option Price” means the price per share at which a Participant may purchase Option Shares;

(o)	“Option Shares” means the Common Shares of the Company which a Participant is entitled to purchase under the Plan;

(p)	“Outstanding Issue” means the number of Common Shares that are outstanding immediately prior to any issuance of Option Shares, excluding Option Shares issued pursuant to the Plan during the preceding one-year period;

(q)	“Participants” means Directors, Employees and Consultants to whom Option Shares are granted pursuant to the Plan and which remain outstanding and unexercised;

(r)	“Plan” means the Quake Technologies, Inc. Stock Option Plan;

(s)	“Related Person” has the meaning assigned by the Rule, as amended from time to time;

(t)	“Rule” means Ontario Securities Commission Rule 45-503 – Trades to Employees, Executives and Consultants;

(u)	“Stock Option Agreement” means the stock option agreement to be entered into between the Company and a Participant of the Plan upon the grant of an Option to a Participant, and any other agreements entered into between the Company and a Participant relating to the terms and conditions of the Participant’s Options;

(v)	“Stock Option Purchase Form” means the stock option purchase form to be executed by a Participant upon the exercise of an Option in the form attached hereto as Exhibit “A”; and

(w)	“Vesting Period” means the period(s) referred to in Section 6 hereof that the Participant may purchase the Option Shares.

3. Eligibility

Participation in the Plan shall be limited to Participants who are designated from time to time by the Committee. Participation shall be voluntary and the extent to which any Participant shall be entitled to participate in the Plan shall be determined by the Committee.

4. Number of Option Shares and Limitations on Issuance

The aggregate number of Option Shares which may be reserved for issuance hereunder shall not exceed 9,400,000 Option Shares, unless otherwise determined by the Board of Directors.

No fractional shares may be purchased or issued hereunder. Subject to the foregoing, the number of Option Shares that a Participant is entitled to purchase under the Plan will be determined by the Committee.

5. Price for Option Shares

The Committee shall advise each Participant designated to participate in the Plan of the number of Option Shares such Participant is entitled to purchase and the Option Price at which the Option Shares may be purchased and the Vesting Period. The Option Price at which the Option Shares may be purchased under the Plan shall be fixed by the Committee based upon the Fair Market Value of the Common Shares of the Company.

6. Vesting

Unless otherwise specifically approved by the Board of Directors and agreed to in writing by the Company in the Stock Option Agreement to be executed by the Participant, the Options granted under the Plan must be exercised within a period of eight (8) years from the Date of Grant, failing which the Participant’s right to purchase such Option Shares lapses. The vesting periods within this eight (8) year period during which Option Shares or a portion thereof vest and may be exercised by the Participant shall be as follows:

(a)	25% of the Options granted shall vest on the first anniversary of the Date of Grant;

(b)	6.25% of the Options granted shall vest on the first day of each calendar quarter following the first anniversary of the Date of Grant so that on the fourth anniversary of the date of Grant, all of the Options granted will have vested.

Notwithstanding the vesting period set forth in the Stock Option Agreement, in the event that the Company or its shareholders receive and accept an offer to acquire all of the shares or substantially of the assets of the Company, whether effected through an acquisition for cash or securities, and whether structured as a purchase, amalgamation, merger, arrangement, reorganization or otherwise (in each case, a “Sale Transaction”), the Board of Directors may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Sale Transaction provided all Participants are treated similarly. Without limiting the generality of the foregoing, in connection with a Sale Transaction, the Board of Directors may, without any action or consent required on the part of any Participant, (i) deem any or all Options (vested or unvested) under the Plan to have been exercised and the Option Shares to have been tendered to the Sale Transaction, (ii) apply a portion of the Participant’s proceeds from the closing of the Sale Transaction to the exercise price payable by that Participant for the exercise of his or her Options, (iii) cancel the Options and pay to a Participant the amount that the Participant would have received, after deducting the exercise price of the Options, had the Options been exercised, (iv) exchange unvested Options, or any portion of them, for options to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving the Company made in connection with the Sale Transaction or (v) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

7. Payment

The Participant from time to time and at any time after the vesting of any Options and prior the lapse of such Options, may elect to purchase all or a portion of the Option Shares available for purchase by lump sum payment by delivering to the Company at its registered office, a completed Stock Option Purchase Form. Such Form shall specify the number of Option Shares the Participant desires to purchase and shall be accompanied by payment in full of the purchase price for such Option Shares. Payment may be made by cash, certified cheque, bank draft, money order or the equivalent payable to the order of Quake Technologies, Inc.

8. Share Certificates

Upon exercise of the Option and payment in full of the purchase price the Company shall cause to be delivered to the Participant within a reasonable period of time a duplicate certificate or certificates in the name of the Participant representing the number of Option Shares the Participant has purchased. The original shares certificate(s) may be held in trust by the Company, to ensure compliance with the terms and conditions of the Plan and Stock Option Agreement, for delivery to the Participant in accordance with the Plan and Stock Option Agreement.

9. Adjustment in Shares

Appropriate adjustments in the number of Common Shares subject to the Plan and, as regards Options granted or to be granted, in the number of Common Shares optioned and in the Option Price, shall be made by the Committee to give effect to the adjustments in the number of Common Shares resulting from sub-divisions, consolidations or re-classification of the Common Shares or other relevant changes in the authorized or issued capital of the Company.

Furthermore, in the event of any amalgamation, merger, arrangement or any similar change affecting the Company or its securities, the Board of Directors may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the change, including without limitation, taking any of the actions outlined in Section 6 hereof and/or making such other adjustments to the number and kind of shares which thereafter may be offered and sold to Participants under the Plan as it may deem equitable.

10. Termination of Participant

(a)	Unless otherwise specifically approved by the Board of Directors and agreed to in writing by the Company in the Stock Option Agreement to be executed by the Participant, in the event that an Employee’s employment or Consultant’s services with the Company or any of its subsidiaries is terminated for any reason other than death or disability, or a Director shall cease to be a Director on the Board of Directors for any reason other than death or disability, the Participant, may elect to purchase at the Option Price all or a portion of the remaining Option Shares that have vested at the time such employment, services or Board of Directors position is terminated at any time during the sixty (60) day period, or such later date as determined by the Board of Directors, following the date of such termination of employment, services or Board of Directors position (but in no event after the lapse of any Options held), and upon the expiry of such sixty (60) day period, all unexercised Options held by the Participant shall lapse. For the purposes of this Plan, the transfer of the Employee’s employment to the Company or to any subsidiary of the Company shall not be considered a termination of employment and the Employee’s rights under the Option shall be the same as if such transfer had not occurred.

(b)	Unless otherwise specifically approved by the Board of Directors and agreed to in writing by the Company in the Stock Option Agreement to be executed by the Participant, in the event that an Employee’s employment or Consultant’s services with the Company or any of its subsidiaries is terminated by reason of death or disability, or a Director shall cease to be a Director on the Board of Directors by reason of death or disability, the Participant, or the Participant’s personal representatives may elect to purchase at the Option Price all or a portion of the remaining Option Shares that have vested at the time such employment, services or Board of Directors position is terminated at any time during the ninety (90) day period, or such later date as determined by the Board of Directors, following the date of such termination of employment, services or of Board of Directors position (but in no event after the lapse of any Options held), and upon the expiry of such ninety (90) day period, all unexercised Options held by the Participant shall lapse.

(c)	Unless otherwise specifically approved by the Board of Directors and agreed to in writing by the Company in the Stock Option Agreement to be executed by the Participant, in the event that a Participant’s employment or services, as may be applicable, with the Company or any of its subsidiaries is terminated by the Company for Cause, where “Cause” shall mean any act or omission by the Participant which would in law permit an employer to, without notice or payment in lieu of notice, terminate the Participant’s employment or services, and shall include without limitation the meaning attributed thereto in the employment agreement or consulting agreement, as may be applicable, of such Participant, the Company may, at its sole discretion, at any time within ninety (90) days from the date of such termination, repurchase any Common Shares purchased by the Participant pursuant to the exercise of Options granted hereunder, at a price per Common Share equal to the Option Price per Common Share.

(d)	Unless otherwise specifically approved by the Board of Directors and agreed to in writing by the Company in the Stock Option Agreement to be executed by the Participant, in the event that a Participant’s employment or services, as may be applicable, with the Company or any of its subsidiaries is terminated by the Company without Cause or by reason of death or disability, or such Participant resigns from the Company, the Company may, at its sole discretion, at any time within ninety (90) days from the date of such termination, repurchase any Common Shares purchased by the Participant pursuant to the exercise of Options granted hereunder at a price per Common Share equal to the greater of (i) the Fair Market Value of such Common Shares, and (ii) the Option Price per Common Share.

Notwithstanding the provisions of this Section 10, Sections 10(c) and (d) shall terminate in its entirety and shall be of no further force or effect immediately upon the closing of any distribution of treasury common shares of the Corporation or any securities convertible into treasury common shares of the Corporation to the public pursuant to a prospectus or equivalent document registered or filed with applicable regulatory authorities.

11. Transfer and Assignment

The Participant’s rights under Options granted under the Plan are not assignable or transferable by the Participant or subject to any other alienation, sale, pledge or encumbrance by such Participant during the Participant’s lifetime and therefore the Options are exercisable during the Participant’s lifetime only by the Participant. The obligations of each Participant shall be binding on his or her heirs, executors and administrators.

12. Employment, Consulting and Board of Directors Position Non-Contractual

The granting of an Option to a Participant under the Plan does not confer upon the Participant any right to continue in the employment of the Company or any subsidiary of the Company or as a member of the Board of Directors, as the case may be, nor does it interfere in any way with the rights of the Employee or Consultant of the Company’s rights to terminate the Employee’s employment or Consultants’ services at any time or of the shareholders’ right to elect directors.

13. Rights and Obligations as Shareholders

Participants shall not have any rights as a shareholder with respect to Option Shares until:

(a)	full payment has been made to the Company;

(b)	a share certificate or share certificates have been duly issued; and

(c)	the Participant becomes a party to any existing unanimous shareholders’ agreement and/or any other agreement or voting trust generally applicable to Employees and/or Consultants of the Company.

Upon becoming a shareholder of the Company, a Participant may only be entitled to sell Common Shares in accordance with and subject to the terms of any existing unanimous shareholders’ agreement and/or any other agreement or voting trust generally applicable to Employees and/or Consultants of the Company.

14. Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the power to interpret and construe the terms and conditions of the Plan and the Options. Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or any subsidiary of the Company as the Committee shall determine.

15. Financial Assistance

The Committee may authorize the Company to lend or cause to be lent to Employees, Consultants or Directors such portion of the purchase price of the Option Shares under the Plan as an Employee, Consultant or Director may request and the Committee administering the Plan may approve. The terms and conditions of such loan which may be interest free, are to be determined by the Committee.

16. Notices

All written notices to be given by the Participant to the Company may be delivered personally by registered mail, postage prepaid, addressed as follows:

Quake Technologies, Inc.

80 Hines Road

Kanata, ON K2K 2T8

Attention: Secretary

Any notice given by the Participant pursuant to the terms of the Option shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally (effective at the time of delivery), by facsimile transmission (effective one day after transmission) or by postage prepaid mail to the last address of the Participant on the records of the Company and shall be effective five days after mailing.

17. Corporate Action

Nothing contained in the Plan or in the Option shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

18. Amendments

The Board of Directors of the Company shall have the right, in its sole discretion, to alter, amend or discontinue the Plan from time to time and at any time. No such amendment or discontinuation, however, may, without the consent of the Participant, alter or impair his rights or increase his obligations under the Plan. Any amendment to the Plan may require the prior approval of the Exchange and may require the approval of the Company’s shareholders.

19. Termination of Plan

Except as otherwise provided herein, Options may be granted only within the five (5) year period from the date the Plan has been adopted by the Board of Directors.

20. Governing Law

The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable herein.

21. Government Regulation

The Company’s obligation to issue and deliver Common Shares under any Option is subject to:

(a)	the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(b)	the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

22. Non-US Participants

In the case of Participants who reside outside of the United States, (i) the Company shall refuse to register any transfer of the securities underlying the options not made in accordance with the provisions of Regulation S (Rules 901 through 905, and Preliminary Notes) of the United States Securities Act of 1933 (the “Act”), or pursuant to an available exemption from registration; provided, however, that if the securities are in bearer form or Canadian law prevents the Company from refusing to register securities transfers, the Board of Directors will implement other reasonable procedures to prevent any transfer of the securities not made in accordance with the provisions of Regulation S; and (ii) upon exercise of any such stock option, the Company will obtain written certification from such Participant that such Participant (a) is not a U.S. person and it is not acquiring the securities underlying the option for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act; (b) agrees to resell such securities only in accordance with the provisions of Regulation S (Rules 901 through 905, and Preliminary Notes) of the Act, or pursuant to an available exemption from registration; and (c) agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

DATED this 13th day of September, 2000, as amended and restated as of the 20th day of June, 2001.

QUAKE TECHNOLOGIES, INC.

Per:
Authorized Officer

EXHIBIT “A”

QUAKE TECHNOLOGIES, INC.

Stock Option Purchase Form

Part 1: Identification

Name of the Participant	Relationship to the Company
Address	Office Phone Number
Social Insurance Number	Home Phone Number

Part 2: Option

I hereby exercise the Option granted to me by letter dated                      under the Plan.

Total number of Option Shares exercised:

The purchase price for Option Shares must be paid in CDN dollars in cash, or by cheque, bank draft or money order payable to the order of the Company.

I hereby acknowledge that I have read, understood and accepted each and all the conditions described in a document called “Quake Technologies, Inc. Stock Option Plan”.

I hereby covenant to execute a form of voting trust agreement and related power of attorney in a form acceptable to Quake Technologies, Inc. and a counterpart agreement in respect of the First Amended and Restated Right of First Refusal and Co-sale Agreement and the First Amended and Restated Investors’ Rights Agreement of Quake Technologies, Inc. (each dated as of May 23, 2001) prior to the issuance of such Option Shares.

Given at             , this      day of the year             .

Signature of Participant

QUAKE TECHNOLOGIES, INC.

By:

Name:

Title:

QUAKE TECHNOLOGIES, INC.

CERTIFIED RESOLUTIONS OF THE BOARD OF DIRECTORS

The undersigned Secretary of Quake Technologies, Inc. hereby certifies for and on behalf of the Corporation and not in her personal capacity that the foregoing are true and correct copies of resolutions duly passed by the board of directors of the Corporation on February 9, 2006, and that each such resolution is, on the date hereof, in full force and effect without amendment.

DATED this 9th day of February, 2006.

/s/ Deborah Weinsten
Deborah Weinsten Secretary Quake Technologies, Inc.

“APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN

The Chairman explained that the Amended and Restated Stock Option Plan 2000 (the “Plan”) of the Company dated September 13, 2000, as amended and restated as of June 20, 2001 terminates in accordance with its terms on June 20, 2006 and that the board of directors of the Company were required to approve: (i) an extension of the term of the stock option plan of the Company; and (ii) the extension of the term of stock options granted under the Plan (whether before or after the date hereof).

UPON MOTION DULY MADE, SECONDED AND UNANIMOUSLY APPROVED, it was resolved as follows:

1.	Section 6 of the Plan (Vesting) is amended to replace the words “eight (8)” in the first and second sentences thereto with the words “ten (10)” and, in connection therewith, the term during which the current outstanding stock options of the Company may be exercised (without any further action required on the part of the optionees) shall be increased from eight (8) years from the Date of Grant (as such term is defined in the Plan) relating to each such options to ten (10) years from the Date of Grant relating to each such options; provided, however, that nothing contained herein shall modify or amend any vesting, repurchase, termination or other condition or restriction relating thereto set forth in the Plan or in any stock option agreement relating thereto, all of which shall remain in full force and effect.

2.	Section 19 of the Plan (Termination of Plan) is deleted in its entirety and replaced with the following: “Except as otherwise provided herein or otherwise approved by the Board, Options may be granted only prior to June 20, 2001”.”

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT, dated as of this      day of August, 2006, is entered into by and among Quake Technologies, Inc., a Delaware corporation (the “Company”), the undersigned holder of one or more options to purchase capital stock of Quake (the “Participant”), and Applied Micro Circuits Corporation, a Delaware corporation (“AMCC”).

RECITALS:

A.	AMCC, the Company, Quasar Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of AMCC, and certain representatives of the stockholders of the Company, have entered into an Agreement and Plan of Merger, dated August 2, 2006 (the “Merger Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement).

B.	The Participant holds options to purchase shares of capital stock of the Company set forth in Schedule “A” attached hereto, which options were issued under (i) the Amended and Restated Stock Option Plan 2000 of the Company, as amended (the “2000 Plan”), and/or (ii) the 2006 Stock Option Plan of the Company;

C.	The vested options to purchase Common Stock of the Company set forth on Schedule “A” hereto are referred to in the Merger Agreement as the Vested Voting Common Stock Options, the unvested options to purchase Common Stock of the Company set forth on Schedule “A” hereto are referred to in the Merger Agreement as the Unvested Stock Options and the vested options to purchase Class B Common Stock of the Company set forth on Schedule “A” hereto are referred to in the Merger Agreement as the Vested Non-Voting Common Stock Options (together, the vested options to purchase Common Stock of the Company and the vested options to purchase Class B Common Stock of the Company held by Participant are referred to herein as the “Participant Vested Options” and the unvested options to purchase Common Stock of the Company held by Participant are referred to herein as the “Participant Unvested Options”); and

D.	The Participant wishes to acknowledge and agree to the treatment of all of the Participant Vested Options and Participant Unvested Options, if any, in accordance with the terms and conditions of the Merger Agreement.

NOW THEREFORE for valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto acknowledge and agree as follows:

1.	The Participant represents and warrants that the Participant does not hold any right, title or interest in or to any Vested Voting Common Stock Option, Unvested Stock Option, or Vested Non-Voting Common Stock Option (collectively, the “Options”) other than to the extent set forth in Schedule “A” hereto. The Participant further represents and warrants that the Participant does not have any right to receive any additional Vested Voting Common Stock Option, Unvested Stock Option or Vested Non-Voting Common Stock Option, or any other option to purchase capital stock of the Company or any affiliate thereof.

2.	Upon payment of the merger consideration for the Participant Vested Options in accordance with the terms and conditions of the Merger Agreement: (i) the Participant’s right, title and interest in and to each of the Participant Vested Options shall be irrevocably and forever terminated and extinguished and that each such Participant Vested Option shall be null and void and of no further force or effect; and (ii) the Participant shall irrevocably release the Company and AMCC from and against any and all claims relating in any way to each such Participant Vested Option; provided, for greater certainty, that nothing contained herein shall affect in any way the Participant’s right, title and interest in and to the Participant Unvested Options, all of which shall be adjusted in accordance with the terms and conditions of the Merger Agreement and Section 3 hereof.

3.	The Participant acknowledges and agrees that the Participant Unvested Options to be assumed by AMCC shall continue to be governed by the terms and conditions of the 2000 Plan and the Participant’s individual stock option agreement(s), including the vesting schedules relating thereto, except that (i) references to the “Company” in the 2000 Plan and in Participant’s individual stock option agreement(s) will be references to “AMCC” and (ii) the Participant Unvested Options to be assumed by AMCC will become exercisable for shares of AMCC common stock with the exercise price and number of shares subject to such Participant Unvested Options adjusted by the Option Exchange Ratio in accordance with the terms and conditions of the Merger Agreement.

4.	The Participant has obtained, or has had sufficient opportunity to obtain and has voluntarily elected not to obtain, independent legal, tax and accounting advice in connection with the effect of the terms and conditions of this Agreement.

5.	AMCC and the Company are parties to this Agreement and are intended to have all rights of a contracting party hereto. This Agreement shall inure to the benefit of and be binding upon the Participant, AMCC and the Company and their respective heirs, executors, legal personal representatives, successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision hereof is brought by the Participant or any releasee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

ALL OF WHICH is agreed as of the date set forth above by the Participant.

************************

SCHEDULE “A”

OPTIONS TO PURCHASE COMMON STOCK

Vested Voting Common Stock Options (to terminate upon closing):

Number of Shares:	Per Share Exercise Price (USD$):	Aggregate Exercise Price (USD$):	Per Option Share Merger Consideration Payable (subject to applicable withholding and escrow) (USD$):

OPTIONS TO PURCHASE CLASS B COMMON STOCK

Vested Non-Voting Common Stock Options (to terminate upon closing):

Number of Shares:	Per Share Exercise Price (USD$):	Aggregate Exercise Price (USD$):	Per Option Share Merger Consideration Payable (subject to applicable withholding and escrow) (USD$):

SCHEDULE “A” (continued)

OPTIONS TO PURCHASE COMMON STOCK

Unvested Stock Options (to be assumed by AMCC upon closing):

Number of Company Shares:	Type of Option - Non- Statutory or Incentive Stock Option:	Per Share Exercise Price of Quake Shares (USD$):	Vesting Schedule:	Expiration Date:	Number of AMCC Shares[1]:	Per Share Exercise Price of AMCC Shares (USD$)[1]:

[1]	Based on adjustment pursuant to the Option Exchange Ratio, as defined in the Merger Agreement.